NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE
CORPORATE GOVERNANCE
BOARD COMMITTEES AND MEETINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
Equity Compensation Plan Information
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PROPOSAL TWO
AUDIT AND RELATED FEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 16, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

LANCASTER COLONY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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37 West Broad Street
Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 16, 2009

The Annual Meeting of Shareholders (the “Annual Meeting”) of Lancaster Colony Corporation (the “Corporation”) will be held at 11:00 a.m., Eastern Standard Time, on November 16, 2009, in the Lilac Room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219.

The meeting will be held for the following purposes:

1. To elect three directors, each for a term that expires in 2012;

2.	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

By action of the Board of Directors, only persons who are holders of record of shares of the Corporation at the close of business on September 18, 2009 will be entitled to notice of and to vote at the Annual Meeting.

If you do not expect to attend the Annual Meeting, please sign, date and return the enclosed proxy card, which is being solicited by the Corporation’s Board of Directors. A self-addressed envelope which requires no postage is enclosed for your convenience in returning the proxy. Its prompt return would be appreciated. The giving of the proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

John B. Gerlach, Jr.
Chairman of the Board,
Chief Executive Officer
and President

October 16, 2009

LANCASTER COLONY CORPORATION
37 West Broad Street
Columbus, Ohio 43215

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the shareholders of Lancaster Colony Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used in voting at the Annual Meeting of Shareholders to be held November 16, 2009, in the Lilac Room of The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219, at 11:00 a.m., Eastern Standard Time (the “Annual Meeting”). The enclosed proxy card, if completed and forwarded to the Corporation prior to the Annual Meeting, will be voted in accordance with the instructions contained therein. The proposals referred to on the enclosed proxy card are described in this Proxy Statement. This Proxy Statement and enclosed proxy card are first being mailed to shareholders on or about October 16, 2009.

A proxy may be revoked by the person giving it any time before it is exercised. Such revocation, to be effective, must be communicated to the Secretary or Assistant Secretary of the Corporation prior to the Annual Meeting. The presence of a shareholder at the Annual Meeting will not revoke his or her proxy unless specific notice thereof is given to the Secretary or Assistant Secretary of the Corporation.

The Corporation will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Corporation’s shares. Proxies may be solicited by personal interview, mail, telephone and electronic communications through the efforts of officers and regular employees of the Corporation.

The Board of Directors has fixed the close of business on September 18, 2009 as the record date for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting or any adjournments or postponements thereof. At September 18, 2009, the Corporation had outstanding and entitled to vote 28,171,761 shares of Common Stock, without par value (“Common Stock”), with each share of Common Stock entitling its holder to one vote. The Corporation has no other class of stock outstanding.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies reflecting abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for those shares but fail to vote those shares on some matters.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

Voting Requirements

The following are the voting requirements for the items of business listed on the Notice of Annual Meeting of Shareholders that are expected to be conducted at the Annual Meeting, along with an explanation of how broker non-votes and abstentions will be treated for purposes of each proposal:

1.	Proposal One: The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect on the outcome of this proposal.

2.	Proposal Two: The ratification of the Corporation’s independent registered public accounting firm for the year ending June 30, 2010 also requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

The Board of Directors of the Corporation currently consists of nine members and is divided into three classes of three members each. The members of the three classes are elected to serve for staggered terms of three years.

The names and ages of the Corporation’s nominees for director and continuing directors, their principal occupations during the past five years and certain other information are listed below. Each of the nominees is a director standing for re-election and has consented to stand for election for a term expiring at the Corporation’s 2012 Annual Meeting of Shareholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board of Directors will designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below by executing and returning the enclosed proxy card.

Nominees for Term to Expire in 2012

			Director
Name	Principal Occupation	Age	Since

James B. Bachmann	Retired since 2003; and Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, a registered independent public accounting firm, from 1992 to 2003(1)	66	2003
Neeli Bendapudi	Professor/Associate Professor of Marketing at The Ohio State University from 1996 to 2007 and since October 2008; and Executive Vice President and Chief Customer Officer of Huntington National Bank from April 2007 until October 2008	46	2005
John L. Boylan	Chief Financial Officer, Vice President and Assistant Secretary of the Corporation since 1996; and Treasurer of the Corporation since 1990	54	1998

(1)	Mr. Bachmann is also a director of Abercrombie & Fitch Co.

Continuing Directors

			Term	Director
Name	Principal Occupation	Age	Expires	Since

Alan F. Harris	Retired since 2007; Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company, a food products company, from 2003 to 2007; and Executive Vice President and President, Kellogg Company International Division from 2000 to 2003	55	2010	2008
Henry M. O’Neill, Jr.	Chairman and Chief Executive Officer of IRTH Solutions, Inc., a voice response systems company, since 1988; and Chairman and Chief Executive Officer of Evergreen Food Services, a food catering business, from 1977 to 2005	74	2010	1976
Zuheir Sofia	Chairman, President, & CEO of Business Bank of Florida, Corp. since April 2007; President and Chief Executive Officer of Florida Business Bank, since July 2009; Chairman of Sofia & Company, Inc., a financial advisory firm, since 1998; and President, Chief Operating Officer and Treasurer of Huntington Bancshares Incorporated from 1984 to 1998	65	2010	1998
Robert L. Fox	Financial Adviser for Wells Fargo Advisors, a stock brokerage firm, since July 2008; Financial Adviser for A.G. Edwards & Sons, Inc., a stock brokerage firm, from 2005 to July 2008; and Financial Adviser for Advest, Inc., a stock brokerage firm, from 1978 to 2005	60	2011	1991
John B. Gerlach, Jr.	Chairman of the Board, Chief Executive Officer and President of the Corporation since 1997(1)	55	2011	1985
Edward H. Jennings	Retired since 2002; President Emeritus of The Ohio State University since 1990; Interim President of The Ohio State University from July 1, 2002 to September 30, 2002; and Professor of Finance at The Ohio State University from 1990 to 2002(2)	72	2011	1990

(1)	Mr. Gerlach is also a director of Huntington Bancshares Incorporated.

(2)	Mr. Jennings is also a director of Clean Coal Technologies, Inc.

CORPORATE GOVERNANCE

The Board of Directors has standing Audit, Compensation, Nominating and Governance and Executive Committees. In addition, the Board of Directors has adopted a Corporate Governance Program that includes Corporate Governance Principles, a Code of Business Ethics and Standards of Conduct. The charters of the Audit, Compensation and Nominating and Governance Committees and the Corporate Governance Principles, Code of Business Ethics and Standards of Conduct are posted on the corporate governance page of the Corporation’s web site at www.lancastercolony.com.

Director Independence — The Board of Directors and the Nominating and Governance Committee have reviewed and evaluated transactions and relationships with Board members to determine the independence of each of the members. The Board of Directors does not believe that any of its nonemployee members have relationships with the Corporation that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board and the Nominating and Governance Committee have determined that a majority of the Board’s members are “independent directors,” as that term is defined in the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). The Board of Directors of the Corporation has identified and determined that Ms. Bendapudi and Messrs. Bachmann, Fox, Harris, Jennings, O’Neill and Sofia are independent directors. In determining that Ms. Bendapudi is an independent director, the Board considered that, in 2007, Ms. Bendapudi became an Executive Vice President and Chief Customer Officer of Huntington National

Bank, which is one of the Corporation’s lenders. Ms. Bendapudi was primarily responsible for various customer service matters in connection with her employment with Huntington National Bank. In her work for Huntington, Ms. Bendapudi had no direct or indirect involvement with the Corporation’s relationship with Huntington National Bank, and she no longer holds this position.

Board Attendance — Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board of Directors, all applicable committee meetings, and each annual meeting of shareholders. All members of the Board of Directors attended the 2008 Annual Meeting of Shareholders, and each of the current members of the Board of Directors is expected to attend the 2009 Annual Meeting. The Board of Directors held a total of five meetings during fiscal 2009. Each director attended at least 75% of the aggregate meetings of the Board of Directors and the committees on which they served during fiscal 2009.

Corporate Governance Principles — The Board of Directors, on the recommendation of the Nominating and Governance Committee, adopted a set of Corporate Governance Principles in 2005. The Corporate Governance Principles relate to the role, composition, structure and functions of the Board of Directors. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board of Directors.

Code of Business Ethics and Standards of Conduct — The Corporation has adopted a Code of Business Ethics and Standards of Conduct that inform the Corporation’s directors and employees of their legal and ethical obligations to the Corporation and set a high standard of business conduct. The Code of Business Ethics and Standards of Conduct apply to all employees and, where applicable, to directors of the Corporation. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any provision (including the standards listed under Item 406(b) of Regulation S-K) of the Code of Business Ethics that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Corporation’s web site.

Shareholder Communication with the Board of Directors — Any of the directors may be contacted by writing to them at: Board of Directors, c/o Corporate Secretary’s Office, Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215. The independent directors have requested that the Secretary of the Corporation act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board of Directors and its committees will be forwarded to the independent directors. Communications relating to matters within the responsibility of one of the committees of the Board of Directors will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board of Directors’ responsibility and will be forwarded to the appropriate officer at the Corporation. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

BOARD COMMITTEES AND MEETINGS

Audit Committee — The Board of Directors has established an audit committee (the “Audit Committee”) in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, that currently consists of Messrs. Bachmann, Harris, Jennings and Sofia. Mr. Bachmann serves as Chairperson of the Audit Committee. It has been determined by the Corporation’s Board of Directors that each member of the Audit Committee meets the applicable Nasdaq independence requirements and that Mr. Bachmann is an Audit Committee “financial expert,” as defined in Item 407(d)(5) of Regulation S-K, due to his business experience and background described previously within this Proxy Statement. The Audit Committee operates pursuant to a charter that was approved by the Corporation’s Board of Directors in 2004 and amended in 2007. The duties of the Audit Committee include the responsibility of reviewing financial information (both external and internal) about the Corporation and its subsidiaries so as to assure (i) that the overall audit coverage of the Corporation and its subsidiaries is satisfactory and appropriate to protect the shareholders from undue risks and (ii) that an adequate system of internal financial control has been designed and implemented throughout the Corporation and is being effectively maintained. Additionally, the Audit Committee has sole authority and direct responsibility with respect to the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm, or independent auditor. Also, as part of its duties, the Audit Committee has adopted procedures for receiving and acting on complaints received by the Corporation regarding accounting, internal accounting controls and auditing issues. Such complaints should be sent to the attention of the Corporate Secretary’s Office, Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215. The Audit Committee held five meetings during fiscal 2009.

Compensation Committee — The Board of Directors has established a compensation committee (the “Compensation Committee”) that currently consists of Messrs. Fox, Jennings and O’Neill. Mr. Jennings serves as Chairperson of the Compensation Committee. It has been determined by the Corporation’s Board of Directors that each member of the Compensation Committee meets Nasdaq independence requirements. The Compensation Committee operates pursuant to a charter that was approved by the Board of Directors in 2004 and amended in 2008. The duties of the Compensation Committee include: annually determining the compensation of the Chief Executive Officer and reviewing and approving goals and objectives relevant to his activities; reviewing and approving the Chief Executive Officer’s recommendations as to the compensation to be paid other executive officers of the Corporation; reviewing and approving offers to potential executive officers to join the Corporation; reviewing and approving perquisite policies; reviewing and approving employment agreements, severance or retention plans or agreements and severance or termination payments; overseeing regulatory compliance regarding compensation matters; establishing and evaluating performance goals and the level of achievement of such goals; reviewing and offering advice regarding director compensation, equity-based compensation and retirement pay; administering equity-based compensation plans and approving equity awards; reporting activities to the Board of Directors; reviewing and discussing the Compensation Discussion and Analysis with the Corporation’s management; determining whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and proxy statement; preparing a Compensation Committee Report for inclusion in the Corporation’s Annual Report on Form 10-K and proxy statement; reviewing director compensation; annually reviewing the Compensation Committee charter; and annually evaluating the Compensation Committee’s performance. The charter does not provide the Compensation Committee with any delegation authority regarding its duties, except for the ability to delegate authority to approve equity awards to a subcommittee of the Compensation Committee. See the discussion below under “Compensation Discussion and Analysis” and “Compensation of Directors” for more information about the Compensation Committee’s processes and procedures. The Compensation Committee held two meetings during fiscal 2009.

Nominating and Governance Committee — The Board of Directors has established a nominating and governance committee (the “Nominating and Governance Committee”) that currently consists of Messrs. Fox, O’Neill and Sofia and Ms. Bendapudi. Mr. Sofia serves as Chairperson of the Nominating and Governance Committee. It has been determined by the Corporation’s Board of Directors that each member of the Nominating and Governance Committee meets Nasdaq independence requirements. The Nominating and Governance Committee operates pursuant to a charter that was approved by the Board of Directors in 2004 and amended in 2005. The duties of the Nominating and Governance Committee include identification and nominations to the Board of Directors of candidates for election as directors of the Corporation and the development and review of a set of Corporate Governance Principles. The Nominating and Governance Committee held three meetings during fiscal 2009. As part of its assigned duties, the Nominating and Governance Committee has reviewed the Corporate Governance Principles and found them to be acceptable in scope and application and has so reported to the Board of Directors.

The Nominating and Governance Committee uses different sources to identify Board of Directors candidates, including the Corporation’s executive officers and current members of the Board of Directors. The Nominating and Governance Committee also considers the nomination of director candidates recommended by shareholders in conformance with the tests and standards outlined in the Nominating and Governance Committee’s charter and the Corporation’s Amended and Restated Code of Regulations. The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board of Directors membership, regardless of the original source of the candidate’s nomination. Recommendations to the Nominating and Governance Committee from shareholders regarding candidates must be delivered to the Corporation’s Corporate Secretary no later than June 30 of the year in which such shareholder proposes that the recommended candidate stand for election. Section 2.03 of the Corporation’s Regulations authorizes director nominations to be made by shareholders if the conditions specified therein are met, including the giving of advance notice and the furnishing of certain personal background information and a written statement from the proposed candidate agreeing to be identified in the proxy statement as a nominee and, if elected, to serve as a director. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board of Directors membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that the Corporation will be best served if its directors bring to the Board a variety of experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience.

Executive Committee — The Board of Directors has established an executive committee (the “Executive Committee”) that currently consists of Messrs. Gerlach, Fox, and Bachmann. No particular director serves as Chairperson of the Executive Committee. The Executive Committee operates pursuant to resolutions that were adopted by the Board of Directors in February 2008. The Executive Committee exercises the power and authority of the Board of Directors in managing the business and affairs of the Corporation (other than any power or authority specifically precluded by applicable law, the Corporation’s Articles of Incorporation or Amended and Restated Code of Regulations, or by limiting resolutions of the Board of Directors), but the Executive Committee acts only in the intervals between meetings of the Board of Directors. Furthermore, all acts of the Executive Committee must be reported at the next Board of Directors meeting. The Executive Committee did not meet during fiscal 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Corporation’s knowledge, based solely on its review of copies of forms filed with the Securities and Exchange Commission (“SEC”), all filing requirements applicable to the officers, directors and beneficial owners of more than 10% of the outstanding Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during the fiscal year ended June 30, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders have beneficial ownership, directly or indirectly, of more than five percent of the outstanding Common Stock as of September 18, 2009:

		Amount of
	Nature of	Beneficial	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	Ownership	of Class(1)

John B. Gerlach, Jr.(2)(3)(4)(5)(6)(7)	Direct and indirect	8,274,767	29.37%
c/o Lancaster Colony Corporation 37 West Broad Street Columbus, Ohio 43215
Dareth A. Gerlach(8)	Direct and indirect	5,942,958	21.10%
c/o Lancaster Colony Corporation 37 West Broad Street Columbus, Ohio 43215
Barclays Global Investors, NA, et al.(9)	Direct and indirect	1,562,432	5.55%
400 Howard Street San Francisco, California 94105

(1)	Percentages based upon 28,171,761 shares outstanding as of September 18, 2009.

(2)	Holdings include shares owned by spouse and shares held in custodianship or as trustee. Mr. Gerlach disclaims beneficial ownership in such holdings with respect to 7,513,426 shares.

(3)	Mr. Gerlach, a trustee of Gerlach Foundation, Inc., shares voting and investment power in this foundation, which is a private charitable foundation. Gerlach Foundation, Inc. holds 346,826 shares. These shares are included in the above table. The FG Foundation, a supporting foundation (of which Mr. Fox and Mr. Gerlach serve as trustees) of a public charitable foundation, Fox Foundation, Inc., and Gerlach Foundation, Inc. together control an additional 620,122 shares held by Lehrs, Inc. The shares held by Lehrs, Inc. are also included in the total number of shares held by Mr. Gerlach. Mr. Gerlach is also an officer of Lancaster Lens, Inc. and shares voting and investment power with respect to the 149,499 shares owned by it. Mr. Gerlach disclaims beneficial ownership of any of these shares, all of which are also reported in footnote 2.

(4)	Mr. Gerlach, by virtue of his stock ownership and positions with the Corporation, may be deemed a “control person” of the Corporation.

(5)	Mr. Gerlach is trustee and his mother, Dareth A. Gerlach, is special trustee of the John B. Gerlach Marital Deduction Trust A-1. This trust presently holds 5,737,602 shares. Mr. Gerlach is also trustee and his mother, Dareth A. Gerlach, is a special trustee of the John B. Gerlach Taxable Irrevocable Trust. This trust presently holds 137,430 shares. These shares are included in the total number of shares held by Mr. Gerlach in the above table. Mr. Gerlach disclaims beneficial ownership of these shares, all of which are also reported in footnote 2.

(6)	Includes 348,000 shares held by a family limited partnership and 12,500 shares held by a corporation which is the general partner of the family limited partnership. Mr. Gerlach shares indirect beneficial ownership of these shares.

(7)	Includes 12,255 shares held through the Lancaster Colony Corporation Employee Stock Ownership Plan and 658 shares held through the Lancaster Colony Corporation 401(k) Savings Plan.

(8)	Includes 5,737,602 shares that are held by the John B. Gerlach Marital Deduction Trust A-1 and 137,430 shares held by the John B. Gerlach Taxable Irrevocable Trust of which Mr. Gerlach is trustee and of which Dareth A. Gerlach is special trustee with sole voting power with respect to the shares. See footnote 5.

(9)	Barclays Global Investors, NA, et al. filed a Schedule 13G with the SEC on February 5, 2009 indicating that, as of December 31, 2008: (A) Barclays Global Investors, NA has sole voting power with respect to 793,067 shares and sole dispositive power with respect to 878,130 shares; (B) Barclays Global Fund Advisors has sole voting power with respect to 558,632 shares and sole dispositive power with respect to 670,755 shares; and (C) Barclays Global Investors, Ltd has sole dispositive power with respect to 13,547 shares.

The following information indicates the beneficial ownership by all executive officers and directors of the Corporation as a group, each individual director, and each individual officer named in the 2009 Summary Compensation Table below, of the outstanding Common Stock as of September 18, 2009:

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

James B. Bachmann	3,500 shares(2)		*
Neeli Bendapudi	3,000 shares(2)		*
John L. Boylan	27,766 shares(3	)(4)(5)(10)(11)	*
Robert L. Fox	1,077,209 shares(2	)(7)	3.82%
John B. Gerlach, Jr.	8,274,767 shares(4	)(5)(8)	29.37%
Alan F. Harris	2,000 shares(2)		*
Edward H. Jennings	3,799 shares(2)		*
Henry M. O’Neill, Jr.	22,651 shares(2)		*
Bruce L. Rosa	60,562 shares(4	)(5)(6)(10)(11)	*
Zuheir Sofia	8,425 shares(2)		*
All executive officers and directors as a group (10 persons)	8,863,557 shares(9)		31.44%

*	Less than 1%

(1)	Individual percentages based upon 28,171,761 shares outstanding as of September 18, 2009. Percentage as a group is based on 28,188,779 outstanding shares, which includes the amounts noted in (3) and (11) below.

(2)	Includes for each nonemployee director 2,000 shares of restricted stock received pursuant to the terms of the 2005 Stock Plan. The restricted stock vests one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient.

(3)	Includes shares obtainable on exercise of stock options within 60 days following September 18, 2009, which options have not been exercised, as follows: John L. Boylan — 15,000.

(4)	Includes the following number of shares held through the Lancaster Colony Corporation Employee Stock Ownership Plan: John L. Boylan — 6,156; John B. Gerlach, Jr. — 12,255; and Bruce L. Rosa — 10,582.

(5)	Includes the following number of shares held through the Lancaster Colony Corporation 401(k) Savings Plan: John L. Boylan — 635; John B. Gerlach, Jr. — 658; and Bruce L. Rosa — 666.

(6)	Holdings include 47,705 shares held in a trust of which Mr. Rosa has beneficial ownership.

(7)	Holdings include shares owned by spouse and children and shares held in custodianship or as trustee. Mr. Fox disclaims beneficial ownership in such holdings with respect to 141,870 shares. In addition, Mr. Fox, a trustee of Fox Foundation, Inc., shares voting and investment power with his foundation, which is a private charitable foundation. Fox Foundation, Inc. holds 60,269 shares. These shares are included in the above table. The FG Foundation, a supporting foundation (of which Mr. Fox and Mr. Gerlach serve as trustees) of a public charitable foundation, Fox Foundation, Inc., and Gerlach Foundation, Inc. together control an additional 620,122 shares held by Lehrs, Inc. The shares held by Lehrs, Inc. are also included in the total number of shares held by Mr. Fox. Mr. Fox disclaims beneficial ownership of any of these shares.

(8)	See also the footnotes for Mr. Gerlach in the beneficial ownership table listed previously within this Proxy Statement.

(9)	For purposes of this calculation, the 620,122 shares held by Lehrs, Inc. have only been counted once.

(10)	Includes 600 shares of restricted stock received pursuant to the terms of the 2005 Stock Plan. The restricted stock vests three years from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient.

(11)	Includes 1,009 shares available from vested stock appreciation rights, assuming exercise on September 18, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We provide qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers to give perspective to the data we present in the compensation tables, as well as the narratives that follow the tables.

Executive Compensation Program Philosophy and Objectives

As we discussed in our 2008 and 2009 annual reports, we are shifting away from our historical diversity of operations, instead choosing to follow a more food-focused strategy that we believe will best enhance long-term shareholder value. As we make this shift, we continue to reward our named executive officers (identified in our 2009 Summary Compensation Table below) for their efforts in helping us achieve market or above-market results, particularly within our Specialty Foods operations, and for helping us take important steps to meet our long-term strategic goals. As a result, our basic executive compensation philosophy remains to “pay for performance.”

For us, a “pay for performance” philosophy means providing market compensation packages when performance meets our expectations, but also realizing that results below our expectations may result in below-market compensation packages. To further this philosophy, we have designed our executive compensation program to achieve the following objectives:

•	attract, motivate and retain key executive talent;

•	incentivize our named executive officers to help us achieve superior financial and operational performance; and

•	continue to align our named executive officers’ compensation interests with our goal of creating long-term shareholder value.

We believe that our executive compensation program should not be overly influenced by the short-term performance of our stock, but should instead promote long-term shareholder value. Our named executive officers are already individually focused on promoting long-term shareholder value because they are each significantly invested in our Common Stock. Our experience, however, has been that utilizing salary, annual cash incentive awards, and long-term equity-based awards as the primary elements of our executive compensation program is the best way to continue to align our executives’ compensation interests with our goal of promoting long-term shareholder value. We also understand that our executive compensation program provides a starting point, or baseline of comparison, for the compensation that we pay to our other employees. For this reason, we believe our executive compensation program should strike an appropriate balance among rewards, incentives and expectations.

While these broad concepts generally govern our executive compensation program, we also take into account specific factors particular to each executive officer when making individual compensation decisions, which we describe in detail below. These factors consist of the executive’s range of responsibilities and related performance measures, amounts paid to executive officers with similar responsibilities in similarly situated companies and other individual factors affecting each executive’s performance.

Compensation Administration and Consultant

The Compensation Committee of our Board of Directors, which we refer to as our Compensation Committee, reviews and determines the compensation for our named executive officers. The compensation that we paid our named executive officers for fiscal years 2007, 2008 and 2009 is disclosed in detail in the tables and narratives below under the heading “Executive Compensation.” Our Compensation Committee is also responsible for, among other things, structuring and administering the compensation programs and plans in which our named executive officers participate.

During fiscal year 2009, our Compensation Committee retained the services of an independent executive compensation consultant, Pearl Meyer & Partners, which we refer to as PM&P, to provide us with an updated:

•	review of the peer group of firms comparable to us in size and industry that we use to identify the range of market compensation offered by other companies in our industry; and

•	competitive assessment of our executive compensation program.

PM&P provided written recommendations to the Compensation Committee at its August meeting following the competitive assessment of our executive compensation program. PM&P’s recommendations again were based on our compensation philosophy and information it derived from our peer group’s compensation programs. Our Compensation Committee took these recommendations into consideration when it established executive compensation for fiscal year 2009 and 2010. Given our more food-focused strategy, we asked PM&P to select entities for our peer group primarily from the food and beverage industries. Our current peer group now consists of the following companies:

•	Alberto-Culver Company

•	American Italian Pasta Company

•	B&G Foods, Inc.

•	Bare Escentuals, Inc.

•	Cal-Maine Foods, Inc.

•	Central Garden & Pet Company

•	Coca-Cola Bottling Co. Consolidated

•	Darling International Inc

•	Diamond Foods, Inc.

•	Elizabeth Arden, Inc.

•	Green Mountain Coffee Roasters, Inc.

•	Hansen Natural Corporation

•	Imperial Sugar Company

•	J&J Snack Foods Corp.

•	Lance, Inc.

•	Nu Skin Enterprises, Inc.

•	Revlon, Inc.

•	Sanderson Farms, Inc.

•	Sanfilippo John B &Son, Inc.

•	Seneca Foods Corporation

•	The Hain Celestial Group, Inc.

•	Tootsie Roll Industries, Inc.

•	TreeHouse Foods, Inc.

The changes in our peer group were made to remain consistent with our general goal of including companies within 50% to 200% of our current annual revenue that operate primarily in the same consumer and geographic markets.

In 2008, PM&P provided our Compensation Committee with recommendations regarding changes in our long-term equity incentive program based on characteristics of our competitive market, our goal to utilize equity compensation in a way that is more aligned with our compensation program philosophy and objectives and our overall corporate strategic objectives over the next several years (including primarily our decision to increase our focus on our food business). We continued to implement the recommended changes to our long-term equity compensation program with grants of restricted stock and stock-settled stock appreciation rights in 2009. Details of these grants with respect to our named executive officers are set forth below.

Compensation Processes, Procedures and Comparison to Peer Group

Generally, our Compensation Committee establishes salaries for the current fiscal year and annual cash incentive award payouts for the prior fiscal year at its regularly scheduled August meeting. Historically, at this meeting, our Compensation Committee first reviews the elements of each named executive officer’s total compensation during the previous fiscal year. Our Chief Executive Officer then makes compensation recommendations to our Compensation Committee with respect to the executive officers who report to him, but those executive officers are not present in the meeting during compensation deliberations. The chairman of our Compensation Committee then makes compensation recommendations in executive session to our Compensation Committee with respect to our Chief Executive Officer, who is absent from the meeting at that time. Our

Compensation Committee also compares our executive officers’ compensation with that offered to executive officers employed by companies in our peer group, based on information supplied by PM&P, during the first part of the review process. The Compensation Committee sought additional input from PM&P at its August 2009 meeting regarding our peer group and made the recommended changes noted above. This input did not affect the salary of our Chief Executive Officer in fiscal 2009, but we did use the additional input for setting his salary for fiscal 2010.

Our Compensation Committee may accept or make adjustments to the recommendations it receives in establishing the final compensation for each of the named executive officers. In general, when setting each component of compensation for our named executive officers, our Compensation Committee considers the following performance factors:

•	our previous year’s operating results and whether we achieved our performance objectives;

•	the relative value of the executive’s unique skills, competencies and institutional knowledge;

•	the executive’s performance of management and officer responsibilities; and

•	the executive’s contribution toward our long-term strategic objectives and our goal of creating long-term shareholder value.

Our Chief Executive Officer’s compensation is also approved by all of our independent directors.

Our Compensation Committee has historically granted equity incentive awards every other year at its regularly scheduled February meeting. However, we suspended equity grants from 2005 to 2008 due, in part, to a reevaluation of our equity incentive program that began in fiscal 2007. We granted new awards in February 2008 and February 2009, and we discuss these grants in more detail below. Due to his already significant equity interest in our company, we generally do not award equity compensation to Mr. Gerlach.

With the exception of our Chief Executive Officer, as discussed in more detail below, we believe the total cash compensation paid to our named executive officers (the combination of salary and annual cash incentives) for fiscal 2009 was in line with the median compensation paid for executives holding similar positions in our peer group.

Primary Elements of Compensation

We have established executive compensation objectives that are primarily focused on helping us create long-term shareholder value. We believe that we can best achieve all of our executive compensation program objectives by offering competitive short-term cash compensation combined with appropriate long-term equity-based compensation tied to our operating results and our achievement of incremental shareholder value. To this end, the primary elements of our executive compensation program are salary, annual cash incentive awards, and long-term equity-based incentive awards, which are each described in detail below. Generally, we look at our named executive officers’ compensation arrangements in total when establishing salaries, annual cash and long-term equity incentive awards.

Salaries.  We provide our named executive officers with annual salaries both to attract and retain the executives and to provide them with a steady source of annual cash-based income. For each named executive officer, salary represents a non-“at risk” cash component of compensation. We establish our salaries at levels designed to reward our named executive officers for their overall level of expertise, responsibilities, experience and other factors unique to each individual executive officer, as determined by our Compensation Committee. However, our policy is that salaries for our named executive officers should not exceed median salaries for executive officers with similar responsibilities within our peer group.

For fiscal year 2009, the amount of each named executive officer’s salary increase, expressed as a percentage of such officer’s fiscal year 2008 salary, was as follows: Mr. Gerlach, 3.125%; Mr. Boylan, 2.44% and Mr. Rosa, 2.70%. Salaries earned by our named executive officers for 2007, 2008 and 2009 appear below in the “Salary” column of our 2009 Summary Compensation Table. For fiscal year 2010, we have increased our named executive officers’ salaries by an average of 4%.

The Compensation Committee determined to increase Mr. Gerlach’s salary for fiscal year 2009 based upon his lengthy experience with the company and the Board’s continued satisfaction with his performance. The

Compensation Committee determined to increase Mr. Boylan’s salary for 2009 after considering Mr. Boylan’s lengthy experience handling financial matters for us and his in-depth knowledge of our business, and the Compensation Committee’s and Mr. Gerlach’s satisfaction with Mr. Boylan’s job performance as Chief Financial Officer during 2009. The Compensation Committee determined to increase Mr. Rosa’s salary for 2009 due to the Compensation Committee’s ongoing desire to ensure retention of Mr. Rosa’s services within our Specialty Foods operations during our continuing shift to a more food-focused company. The Compensation Committee also considered Mr. Rosa’s lengthy experience as President of our Specialty Foods Segment, and his specific knowledge of our Specialty Foods operations and strategic plan, and the Compensation Committee’s and Mr. Gerlach’s satisfaction with Mr. Rosa’s job performance during 2009.

The Compensation Committee used its judgment in choosing to increase salaries for Messrs. Gerlach, Boylan and Rosa for 2009 by their respective amounts after taking into consideration Mr. Gerlach’s recommendations, each executive’s annual salary increases in prior years and the amount that our Compensation Committee understands to represent average salary increases among companies in our peer group over the past few years for officers holding similar positions.

Annual Cash Incentive Awards.  We also provide our named executive officers with annual cash incentive awards designed to motivate them to help us achieve our annual financial goals. The annual cash incentive award represents a performance-based, variable and “at-risk” cash component of compensation for each named executive officer. Under this program, our two named executive officers other than our Chief Executive Officer were each granted the opportunity to earn an annual cash incentive payment for fiscal 2009 based on our achievement of certain financial targets. We granted this award to Mr. Rosa based on his responsibility for supervising the operations of our Specialty Foods segment and to Mr. Boylan based on his responsibilities as Chief Financial Officer. Traditionally, our Chief Executive Officer, Mr. Gerlach, has not received an annual incentive compensation award due to his significant direct ownership interest.

For each award, our Chief Executive Officer retains discretionary authority to modify the financial targets and raise or lower the computed incentive payment by up to 5% based on his qualitative assessment of the executive’s overall development during the course of the fiscal year. Our Compensation Committee also retains authority to make further adjustments to the computed annual cash incentive payments. An annual cash incentive payment, if earned, is made in the fiscal year following the year in which it is earned. Annual cash incentive payments earned by our named executive officers for fiscal years 2007, 2008 and 2009 appear below in the “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of our 2009 Summary Compensation Table.

For fiscal year 2009, Mr. Rosa received the opportunity to earn a cash incentive payment equal to 0.35% of our Specialty Foods segment’s value-added income for fiscal year 2009. Our Compensation Committee first established 0.35% of Specialty Foods’ value-added income as the annual incentive opportunity for Mr. Rosa in 2004, and we have continued to view this as a fair annual incentive opportunity from year to year since 2004. We define value-added income as the amount by which the fiscal year operating income of our Specialty Foods segment exceeds a target level of income. We determine the applicable target level of income by multiplying the segment’s pre-tax cost of capital by the segment’s average net assets (defined as including accounts receivable; inventory; prepaid expenses; property, plant and equipment; other assets; goodwill; current liabilities; deferred taxes and other non-current liabilities). We then calculate value-added income by subtracting target income from operating income. For our Specialty Foods segment in fiscal year 2009, average net assets equaled approximately $299 million, pre-tax cost of capital was approximately 18.75%, target income equaled approximately $56 million, and operating income exceeded target income by approximately $90 million. We utilized operating income and average net assets as the performance metrics for Mr. Rosa’s award because we continue to believe that use of these metrics was the best way to incentivize him to employ the Specialty Foods segment’s net assets efficiently. For fiscal year 2009, our Chief Executive Officer and our Compensation Committee again exercised discretion to modify the annual cash incentive payment to Mr. Rosa by adding 5% on to the calculated incentive payment. Both our Chief Executive Officer and the Compensation Committee believe the additional bonus was appropriate in part to recognize Mr. Rosa’s increased role in our strategic transition that emphasizes our food business, as well as the significant part he played in implementing growth and margin improvement.

Mr. Boylan’s fiscal year 2009 award represented the opportunity to earn a cash incentive payment equal to 1.0% of our consolidated value-added income for fiscal year 2009. For purposes of Mr. Boylan’s award opportunity, we define value-added income as the amount by which fiscal year consolidated operating income exceeds a target level of income. We determine the applicable target level of income by multiplying consolidated pre-tax cost of capital by consolidated average net assets (defined as including accounts receivable; inventory; prepaid expenses; property, plant and equipment; other assets; goodwill; current liabilities; deferred taxes and other non-current liabilities). We then calculate value-added income by subtracting target income from operating income. For our consolidated operations in fiscal year 2009, average net assets equaled approximately $386 million, pre-tax cost of capital was approximately 18.75%, target income equaled approximately $72 million, and operating income exceeded target income by approximately $57 million. We utilized consolidated operating income and average net assets as the performance metrics for Mr. Boylan’s award because we believe use of these metrics was the best way to incentivize him to employ our consolidated net assets efficiently. We then rounded the annual cash incentive payment to Mr. Boylan down to the nearest hundred.

Under the foregoing formula, Mr. Boylan’s cash incentive calculation for fiscal 2009 was $572,000 (compared to the $13,700 he earned under the formula used for fiscal year 2008). The significant increase compared to fiscal 2008 was due not only to our improved performance, but also to the adjustment made last year in Mr. Boylan’s cash incentive formula. Based on Mr. Boylan’s significant contributions for the 2008 fiscal year, as described in our 2008 Compensation Discussion Analysis, the Compensation Committee adjusted Mr. Boylan’s 2008 annual cash incentive payout to a total of $118,700. This amount brought Mr. Boylan’s annual cash incentive closer to the median for our peer group and also to a more equitable number in comparison with Mr. Rosa’s annual cash incentive. The Compensation Committee then determined to adjust Mr. Boylan’s annual cash incentive formula so that future calculated amounts would not result in an amount so significantly below the Compensation Committee’s expectations. Thus, for fiscal year 2009, Mr. Boylan’s cash incentive payment was raised from 0.179% to 1.0% of consolidated value-added income.

After reviewing the final results of the calculations for fiscal 2009, the Compensation Committee realized that Mr. Boylan’s formula had been adjusted more than necessary to achieve the desired result and was not generally comparable to Mr. Rosa’s cash incentive computation. For these reasons, the Compensation Committee determined to make a downward adjustment to Mr. Boylan’s annual cash incentive payout to a total amount of $335,000. In addition, the Compensation Committee determined to make another adjustment to Mr. Boylan’s annual cash incentive formula for fiscal 2010 from 1.0% to 0.45% of consolidated value-added income.

As noted above, our Chief Executive Officer does not receive an annual cash incentive award. Our Compensation Committee views Mr. Gerlach’s salary as sufficient cash compensation for the performance of his responsibilities and believes that his participation in the annual cash incentive program is not necessary to align Mr. Gerlach’s interest with the long-term interest of our shareholders, especially given his significant direct ownership interest in our company. Because Mr. Gerlach does not receive any annual incentive compensation, his total cash compensation falls below the median of peer company chief executive officers. Our Compensation Committee and Mr. Gerlach consider this result acceptable given his significant ownership interest and the resulting low probability of his leaving the company.

Long-Term Equity-Based Incentive Awards.  Until 2008, we used stock options as the primary vehicle for providing long-term incentives to and rewarding our named executive officers for their efforts in helping to create long-term shareholder value. We have also considered stock options as a retention tool for executive talent. Both of these factors have helped our Compensation Committee determine in past years the type of award and the number of underlying shares that it granted in connection with an equity incentive award.

However, during fiscal year 2008, with the assistance of PM&P, we moved away from our reliance on stock options as our equity incentive compensation instrument. We had historically believed that granting stock options was the best method for motivating named executive officers to manage our company in a manner consistent with the long-term interests of our shareholders because of the direct relationship between the value of a stock option and the market price of our common stock. The following factors, however, caused us to reevaluate this approach:

•	the evolution of regulatory, tax and accounting treatment of equity incentive programs;

•	developments in our strategic objectives; and

•	the study of our equity-based incentive program that took place during fiscal year 2007.

Based on these factors, in February 2008 and continuing in February 2009, we began granting our long-term equity incentives in the form of time-based stock-settled stock appreciation rights, or appreciation rights, and time-based restricted stock instead of stock options. Messrs. Boylan and Rosa each received 12,000 appreciation rights and 300 shares of restricted stock as part of our February 2009 grants pursuant to our form agreements for appreciation rights and restricted stock awards. They each received the same grant in February 2008. Similar to our prior years’ grants of stock options, these grants of appreciation rights and restricted stock were made under our 2005 Stock Plan previously approved by our shareholders. The Compensation Committee believes these awards represent an appropriate level of additional annual compensation that is aligned with the creation of long-term shareholder value and that provides an additional retention tool for executive talent.

Appreciation rights give holders the right to receive stock in our company equal in market value to the difference between the closing market price of our stock on the day of exercise and the base price established for the appreciation rights, as set forth in the appreciation rights award agreement, multiplied by the number of appreciation rights exercised. The base price for appreciation rights equals the closing price of our stock on the date on which the appreciation rights are granted, which for the February 2009 grants was $39.86. Appreciation rights cannot be exercised until they are vested, and we have currently chosen for retention purposes that appreciation rights should vest over time as follows: one-third of the total award will vest on each of the first, second and third anniversaries of the grant date. The appreciation rights will vest earlier upon a change of control of the company. The appreciation rights award agreement also provides that the appreciation rights will expire on the earlier of five years from the grant date or 90 days after the grantee’s employment with the company ceases other than as a result of his or her death or disability, as described in more detail in the award agreement. As a result, the appreciation rights granted in February 2008 must be exercised no later than February 27, 2013, and the appreciation rights granted in February 2009 must be exercised no later than February 25, 2014.

The Compensation Committee granted new awards of restricted stock on the same day as the appreciation rights awards. Unlike the appreciation rights, the shares of restricted stock do not vest ratably, but vest in the aggregate on the third anniversary of the grant date. The restricted stock will vest earlier upon a change of control of the company. Once vested, the restricted stock may be traded in the same manner as other shares. Each recipient of restricted stock will receive dividends on the restricted stock during the vesting period, but will forfeit all unvested restricted stock if his or her employment with the company ceases other than as a result of his or her death or disability, as described in more detail in the award agreement.

In total, we issued 77,700 appreciation rights and 5,800 shares of restricted stock under our 2005 Stock Plan during fiscal year 2009. The Compensation Committee did not utilize any specific formulas, mathematical calculations or peer group comparisons when determining the amounts of appreciation rights and restricted stock that it granted to individual employees, including our named executive officers, during 2009. Instead, the 2009 grants, including the grants to Mr. Boylan and Mr. Rosa, were made solely in the Compensation Committee’s judgment based on recommendations from Mr. Gerlach and motivated solely by the Compensation Committee’s desire to award each employee enough value to achieve our retention and motivation objectives discussed above. In the Compensation Committee’s view, the amounts awarded in 2009 were necessary to help us retain executive talent and provide reasonable incentives for our executive talent to work to create long-term shareholder value.

We did not make any grants of stock options during fiscal year 2009. At this time, it is our intention to continue to make long-term equity incentive awards in the form of only appreciation rights and restricted stock using the forms we have filed with the Securities and Exchange Commission because we believe these types of equity awards offer our employees, including our named executive officers, the best form of retention and motivation incentive that is also aligned with the long-term interests of our shareholders. We also currently expect that the Compensation Committee will continue to use its judgment, based, in part, on recommendations by our chief executive officer, to determine the appropriate level of appreciation rights and restricted stock awards because this gives the Compensation Committee the most flexibility to make awards in amounts necessary to help us achieve our long-term objectives. At this time, the Compensation Committee has not made any determinations about awards for fiscal year 2010 or future years.

Other Benefits

Our named executive officers are also eligible to participate in our employee benefit plans available to all salaried employees, including our 401(k) savings plans, health insurance plan and group life insurance plan. These other benefits are discussed in detail below. In addition, our named executive officers participate in our deferred compensation program. We also make some post-termination payments and benefits available to our named executive officers, as described in detail below. The value of these benefits are reviewed annually by our Compensation Committee, but are not generally considered as part of the overall compensation program for purposes of allocating among cash, equity and other compensation.

Perquisites.  We do not believe that providing perquisites to our named executive officers helps us achieve any of our compensation program objectives, including the promotion of long-term shareholder value. We limit the perquisites made available to our named executive officers that are not otherwise available to all salaried employees, and believe that this arrangement is consistent with our “pay for performance” philosophy. During fiscal year 2009, we offered our named executive officers only the following perquisites: corporate automobile allocations and related insurance premium payments, except for the chief executive officer; and life insurance and travel insurance premium payments. More detailed information about perquisites for fiscal year 2009 is presented below in the “All Other Compensation” column of our 2009 Summary Compensation Table.

Executive Deferred Compensation Program.  The Lancaster Colony Corporation Executive Employee 2005 Deferred Compensation Plan, which we refer to as our nonqualified deferred compensation plan, allows our named executive officers to defer up to $50,000 of their annual base compensation for future payment. Under the nonqualified deferred compensation plan, amounts deferred by our named executive officers are maintained in separate book-entry accounts. Interest on the deferred amounts is credited semi-annually on June 30 and December 31 with an annual rate of interest equal to the prime interest rate reported in the Wall Street Journal on the first business day in January (for the June 30 credit) and July (for the December 31 credit). We do not match amounts that are deferred. Distributions from the nonqualified deferred compensation plan are paid upon termination of employment (including death or disability), and the named executive officer may elect to receive payments in either a lump sum or a series of installments upon termination. We do not fund the nonqualified deferred compensation plan, and participants have only an unsecured contractual commitment from us to pay the amounts due. More detailed information about the nonqualified deferred compensation plan is presented below in our 2009 Nonqualified Deferred Compensation Table and related narrative.

Health and Welfare Benefits.  We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. We believe that these benefits are competitive within our peer group and, while not separate incentives by themselves because they do not help us achieve any of our compensation program objectives, are essential and expected parts of any compensation program. Our benefits and risk management department is responsible for overseeing the administration of these programs. Our employee benefits programs are provided on a non-discriminatory basis to all employees. These benefits include vacation and personal time, paid holidays, medical and long and short-term disability insurance programs.

Retirement Benefits

Pension Benefits.  We do not provide defined benefit pension arrangements or post-retirement health coverage for our named executive officers, as we do not believe that providing these types of benefits to our named executive officers helps us achieve any of our compensation program objectives, including the promotion of long-term shareholder value.

401(k) Savings Plan.  All of our named executive officers participate in our Lancaster Colony Corporation 401(k) Savings Plan, a tax-qualified defined contribution plan that we refer to as our 401(k) Plan. We believe that this benefit is competitive within our peer group and, while not a separate incentive by itself because it does not help us achieve any of our compensation program objectives, it is an essential and expected part of any compensation program. Under the 401(k) Plan, each employee may contribute up to 25% of eligible compensation on a before-tax basis into an individual account (subject to limits established by the Internal Revenue Service). In any fiscal year, we will contribute to each participant’s account a matching contribution equal to 40% of the first 4% of the participant’s compensation that has been contributed to the 401(k) Plan. Partial withdrawals from the 401(k) Plan are permitted through a loan or based on financial hardship. Single lump sum withdrawals are permitted upon an employee’s termination of employment.

Effective for calendar year 2009, the 401(k) Plan limits the annual additions that can be made to an employee’s account to $49,000 per year. Annual additions include matching contributions and before-tax contributions made by the employee. Of those annual additions, the current maximum before-tax contribution is $16,500 per year and no more than $245,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $49,000 limitation on annual additions or the $16,500 general limitation on before-tax contributions, a catch-up contribution of up to $5,500 per year. Matching contributions from us that were paid to our named executive officers during fiscal year 2009 are included in the “All Other Compensation” column of our 2009 Summary Compensation Table.

Employee Stock Ownership Plan.  The Lancaster Colony Corporation Employee Stock Ownership Plan, or ESOP, is another of our tax-qualified retirement plans. The ESOP was “frozen” on December 31, 1997 when it was amended to prevent further participation and contributions and to vest fully existing account balances. The ESOP was designed to invest primarily in “employer securities” as defined in Section 409(l) of the Internal Revenue Code. The ESOP continues to offer a pre-retirement diversification right, and dividends are distributed (upon election by the participant) in the form of cash or can be reinvested in our stock and credited to a participant’s account. Distributions in the form of a single lump sum or in five annual installments are made upon a participant’s termination of employment.

Employment and Severance Agreements

We do not maintain employment agreements with any of our named executive officers. We have entered into Key Employee Severance Agreements with Mr. Boylan and Mr. Rosa that specify cash payments in the event the named executive officer’s employment is terminated other than for cause or terminated by the executive officer for good reason within one year after a change in control (the terms cause, good reason and change in control are each defined in the agreements). In addition, the named executive officer will be entitled to participate in any health, disability and life insurance plans in which the executive participated at the time of termination, on the same basis, for a period of one year following termination. The agreements do not require the named executive officers to mitigate the amount of benefits paid by seeking other employment, and the benefits payable under the agreements are not subject to reduction for other compensation earned by the named executive officers after termination. The agreements do not have an expiration date. We believe that these agreements were necessary for us to attract and retain these two named executive officers. See further disclosure below under “Potential Payments Upon Termination or Change in Control” for more information.

Stock Ownership Guidelines

As discussed above and as disclosed above in our beneficial ownership tables, our named executive officers already have a substantial equity interest in our company. As a result, we do not have a formal policy requiring that our named executive officers own any predetermined amount of our stock. However, as indicated above, a primary objective of our “pay for performance” philosophy is to align our named executive officers’ compensation interests with our goal of creating long-term shareholder value. We therefore encourage our current named executive officers to continue to maintain an equity ownership in the company, which ownership further aligns their compensation interests with the interests of our shareholders.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering annual cash incentive payments or long-term equity-based incentive awards if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. Instead, we will consider making adjustments or recoveries on a case-by-case basis if those situations arise.

Accounting and Tax Considerations

Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to our named executive officers will not be deductible unless it meets specified criteria required for it to be “performance based.” In general, our Compensation Committee considers the potential impact of Section 162(m) in its review and establishment of compensation programs and payments. However, our Compensation Committee also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives. Currently, we have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

EXECUTIVE COMPENSATION

Executive Officers

The following is a list of the names and ages of all of the executive officers of the Corporation indicating all positions and offices held by each such person and each person’s principal occupation or employment during the past five years. No person other than those listed below has been chosen to become an executive officer. The executive officers are elected annually by the Board of Directors:

			Executive
Name	Principal Occupation	Age	Officer Since

John B. Gerlach, Jr.	Chairman of the Board, Chief Executive Officer and President of the Corporation since 1997	55	1982
John L. Boylan	Chief Financial Officer and Vice President of the Corporation since 1996; and Treasurer of the Corporation since 1990	54	1990
Bruce L. Rosa	President of T. Marzetti Company, a food processing subsidiary of the Corporation, since 2003; and Vice President — Development of the Corporation since 1998	60	1998

The following tables and narratives provide, for the fiscal year ended June 30, 2009, descriptions of the cash compensation paid by us, as well as certain other compensation, for that year to Mr. John B. Gerlach, Jr., Chairman of the Board, Chief Executive Officer and President; Mr. John L. Boylan, Treasurer, Vice President, Assistant Secretary and Chief Financial Officer; and Mr. Bruce L. Rosa, President of T. Marzetti Company and Vice President — Development. We refer to these three individuals as our named executive officers. The 2009 Summary

Compensation Table below also provides a summary description of the compensation we paid to our named executive officers for the fiscal years ended June 30, 2008 and 2007.

2009 Summary Compensation Table

The following table summarizes compensation earned during the 2009, 2008 and 2007 fiscal years by our named executive officers:

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

John B. Gerlach, Jr.	2009	$825,000	$0	$0	$0	$0	$0	$3,449	(6)	$828,449
Chairman of the Board,	2008	$800,000	$0	$0	$0	$0	$0	$7,008		$807,008
Chief Executive Officer and President	2007	$800,000	$0	$0	$0	$0	$0	$12,323		$812,323
John L. Boylan	2009	$420,000	$0	$5,188	$33,386	$335,000	$0	$3,068	(7)	$796,642
Treasurer, Vice President,	2008	$410,000	$105,000	$1,299	$8,139	$13,700	$0	$14,101		$552,239
and Chief Financial Officer	2007	$395,000	$135,000	$0	$0	$22,800	$0	$13,480		$566,280
Bruce L. Rosa	2009	$380,000	$15,695	$5,188	$33,386	$313,900	$0	$7,278	(8)	$755,447
President, T. Marzetti	2008	$370,000	$5,710	$1,299	$8,139	$114,200	$0	$8,920		$508,268
Company and Vice President — Development	2007	$360,000	$0	$0	$0	$185,000	$0	$8,733		$553,733

(1)	The amounts shown in this column for 2009 include amounts deferred by our named executive officers under our nonqualified deferred compensation plan, which is further discussed above under “Compensation Discussion and Analysis” and below in the “2009 Nonqualified Deferred Compensation Table” and accompanying narrative.

(2)	As discussed under “Compensation Discussion and Analysis” above, the amount reported for Mr. Rosa for 2009 represents a discretionary increase under our annual cash incentive award program to the computed annual cash incentive payment.

(3)	The amounts shown in this column for 2009 do not reflect compensation actually received by the named executive officers, but reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with the Accounting Standards Codification Topic 718, “Compensation-Stock Compensation,” or ASC 718, excluding the effect of certain forfeiture assumptions, for all outstanding restricted stock awards. For additional information, refer to Notes 1 and 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2009. These awards are discussed in further detail above under “Compensation Discussion and Analysis” and below under the “2009 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2009 Fiscal Year-End Table.”

(4)	The amounts shown in this column for 2009 do not reflect compensation actually received by the named executive officers, but reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with ASC 718, excluding the effect of certain forfeiture assumptions, for all outstanding stock-settled stock appreciation rights awards. For additional information, refer to Notes 1 and 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2009. These awards are discussed in further detail above under “Compensation Discussion and Analysis” and below under the “2009 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2009 Fiscal Year-End Table.”

(5)	The amounts shown in this column for 2009 represent amounts computed for fiscal year 2009 performance under our annual cash incentive award program, except that Mr. Boylan’s payout amount has been decreased due to the Compensation Committee’s use of discretion, as explained further above in “Compensation Discussion and Analysis.” As discussed under “Compensation Discussion and Analysis” above, these amounts were based on our achievement of certain financial targets. See “Compensation Discussion and Analysis” for more information about our annual cash incentive award program.

(6)	This amount consists of (A) $2,720 in matching contributions to our 401(k) Savings Plan, (B) $648 in life insurance premium payments and (C) $81 in travel insurance premium payments.

(7)	This amount consists of (A) $1,818 in matching contributions to our 401(k) Savings Plan, (B) $149 allocated for personal use of a corporate automobile, (C) $372 in automobile insurance premium payments, (D) $648 in life insurance premium payments and (E) $81 in travel insurance premium payments.

(8)	This amount consists of (A) $2,656 in matching contributions to our 401(k) Savings Plan, (B) $3,150 allocated for personal use of a corporate automobile, (C) $743 in automobile insurance premium payments, (D) $648 in life insurance premium payments and (E) $81 in travel insurance premium payments.

2009 Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2009.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
					Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Under Equity Incentive			Shares of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards			Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John B. Gerlach, Jr.	—	—	—	—	—	—	—	—	—	—	—
John L. Boylan	—	—	$13,700	—	—	—	—	—	—	—	—
	2/25/09	—	—	—	—	—	—	300	—	—	$11,958
	2/25/09	—	—	—	—	—	—	—	12,000	$39.86	$82,680
Bruce L. Rosa	—	—	$114,200	—	—	—	—	—	—	—	—
	2/25/09	—	—	—	—	—	—	300	—	—	$11,958
	2/25/09	—	—	—	—	—	—	—	12,000	$39.86	$82,680

(1)	As we described in “Compensation Discussion and Analysis” above, under our annual cash incentive program, each named executive officer other than Mr. Gerlach receives a fiscal year incentive payment primarily determined based on the application of a percentage rate to either the value-added income attributable to the entire company or the value-added income attributable to our Specialty Foods segment, as applicable. The resulting cash incentive calculation is subject to discretionary adjustment on recommendation by our Chief Executive Officer and approval by our Compensation Committee. For fiscal year 2009, our Compensation Committee exercised discretion in decreasing Mr. Boylan’s annual cash incentive payment by $237,000, and increasing Mr. Rosa’s payment by $15,695, as more fully described in “Compensation Discussion and Analysis” above.

Because value-added income changes from year-to-year, we are unable to determine in advance the target amounts for annual cash incentive awards under our annual cash incentive program. The amounts reflected in column (d) of the above table represent estimated possible payouts for fiscal year 2009 based on fiscal year 2008 actual performance, as required by applicable guidance. These amounts are not indicative of the actual amounts Messrs. Boylan and Rosa received under the annual cash incentive program for fiscal year 2009 for the reasons explained above in “Compensation Discussion and Analysis.” The total annual cash incentive payments for our named executive officers for our performance in fiscal year 2009 were determined by our Compensation Committee on August 19, 2009, and are reflected in columns (d) and/or (g) of our 2009 Summary Compensation Table above. For more information about our annual cash incentive program, see “Compensation Discussion and Analysis” above.

(2)	These amounts represent shares of restricted stock that were granted on February 25, 2009 pursuant to our 2005 Stock Plan. The restricted stock is expected to fully vest on February 25, 2012.

(3)	These amounts represent stock-settled stock appreciation rights that were granted on February 25, 2009 pursuant to our 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 25, 2010, can be exercised for up to five years from the date of grant, and are expected to fully vest on February 25, 2012.

None of our named executive officers are parties to employment agreements with us, but Mr. Boylan and Mr. Rosa are parties to Key Employee Severance Agreements with us. For more information about these severance agreements, see “Compensation Discussion and Analysis — Employment and Severance Agreements” above, and the disclosure below under “Potential Payments Upon Termination or Change in Control.” For more information about the other compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and annual cash incentive payments or discretionary bonuses, also see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2009.

	Option Awards							Stock Awards
												Equity
												Incentive
												Plan
											Equity	Awards:
					Equity						Incentive	Market or
					Incentive						Plan	Payout
					Plan						Awards:	Value of
	Number				Awards:					Market	Number of	Unearned
	of		Number of		Number of					Value of	Unearned	Shares,
	Securities		Securities		Securities			Number of		Shares or	Shares,	Units or
	Underlying		Underlying		Underlying			Shares or		Units of	Units or	Other
	Unexercised		Unexercised		Unexercised	Option		Units of Stock		Stock That	Other Rights	Rights That
	Options		Options		Unearned	Exercise	Option	That Have		Have not	That Have	Have not
	(#)		(#)		Options	Price	Expiration	not Vested		Vested	not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

John B. Gerlach, Jr.	—		—		—	—	—	—		—	—	—
John L. Boylan	15,000	(1)	—		—	$41.52	Feb. 28, 2010	—		—	—	—
	4,000	(2)	8,000	(2)	—	$38.31	Feb. 27, 2013	—		—	—	—
	—		12,000	(3)	—	$39.86	Feb. 25, 2014	—		—	—	—
	—		—		—	—	—	300	(4)	$13,221	—	—
	—		—		—	—	—	300	(5)	$13,221	—	—

	19,000		20,000					600		$26,442
Bruce L. Rosa	15,000	(1)	—		—	$41.52	Feb. 28, 2010	—		—	—	—
	4,000	(2)	8,000	(2)	—	$38.31	Feb. 27, 2013	—		—	—	—
	—		12,000	(3)	—	$39.86	Feb. 25, 2014	—		—	—	—
	—		—		—	—	—	300	(4)	$13,221	—	—
	—		—		—	—	—	300	(5)	$13,221	—	—

	19,000		20,000					600		$26,442

(1)	These options were granted on February 23, 2005 pursuant to our 1995 Key Employee Stock Option Plan and were 100% vested as of the date of grant.

(2)	These stock-settled stock appreciation rights were granted on February 27, 2008 pursuant to our 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 27, 2009, can be exercised for up to five years from the date of grant, and are expected to fully vest on February 27, 2011.

(3)	These stock-settled stock appreciation rights were granted on February 25, 2009 pursuant to our 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 25, 2010, can be exercised for up to five years from the date of grant, and are expected to fully vest on February 25, 2012.

(4)	These shares of restricted stock were granted on February 27, 2008 pursuant to our 2005 Stock Plan. The restricted stock is expected to fully vest on February 27, 2011.

(5)	These shares of restricted stock were granted on February 25, 2009 pursuant to our 2005 Stock Plan. The restricted stock is expected to fully vest on February 25, 2012.

2009 Option Exercises and Stock Vested

None of our named executive officers exercised options or stock awards during fiscal year 2009.

2009 Pension Benefits

We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our named executive officers participate.

2009 Nonqualified Deferred Compensation Table

This table shows certain information for fiscal year 2009 for each of our named executive officers under our nonqualified deferred compensation plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

John B. Gerlach, Jr.	$22,500	—	$14,487	—	$375,246
John L. Boylan	—	—	$5,373	—	$134,343
Bruce L. Rosa	$12,500	—	$9,308	—	$239,537

(1)	The amounts reported for our named executive officers in this column are fully reported as part of the salary for each named executive officer in column (c) of the “2009 Summary Compensation Table” above.

(2)	None of the amounts reported for our named executive officers in this column are reported in the “2009 Summary Compensation Table” above.

(3)	The following amounts reported for our named executive officers in this column have been previously reported as compensation in our “Summary Compensation Table” included in prior years’ proxy statements. For fiscal 2008: Mr. Gerlach, $20,000; Mr. Boylan, $0; and Mr. Rosa, $18,750. For fiscal 2007: Mr. Gerlach, $20,000; Mr. Boylan, $0; and Mr. Rosa, $25,000.

For more information about our nonqualified deferred compensation plan, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

Our named executive officers may terminate employment with us under a number of different scenarios, including retirement, voluntary termination for good reason, voluntary termination without good reason, involuntary termination without cause, involuntary termination for cause, termination in connection with a change in control, death and disability. Except as discussed below, we generally limit the payments or other forms of compensation that we will provide our named executive officers when their employment with us is terminated to compensation elements that we provide all our employees upon termination, namely payment of any earned but unpaid salary and accrued but unpaid vacation benefits.

During fiscal year 2009, we were a party to Key Employee Severance Agreements with Mr. Boylan and Mr. Rosa that provide for them to receive certain cash payments and other benefits if their employment with us is terminated other than for cause or they resign for good reason within one year of a change in control of our company. The terms “cause,” “good reason” and “change in control” are defined under these agreements. Cause generally means the employee’s willful engaging in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of our company or involves misappropriation of our funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by us on Form 8-K as a change in control and certain significant changes in the ownership of our common stock or in the makeup of our Board of Directors.

Upon such a termination or resignation within one year of a change in control, we will pay to the terminated named executive officer in a lump sum cash payment an amount equal to the lesser of (1) the sum of (A) the executive officer’s highest annual salary within the immediately preceding three full fiscal years plus (B) the executive officer’s highest total annual incentive paid within the immediately preceding three full fiscal years, or (2) two times the executive officer’s salary and annual incentive paid for the immediately preceding fiscal year. We will also pay to the terminated named executive officer any accrued but unpaid base salary at the officer’s then-current salary rate, and will provide the terminated named executive officer with continued coverage under our health, disability and life insurance plans in which the named executive officer participated for one year. The terminated named executive officer has no duty to mitigate the amount of benefits paid by us while seeking other employment, and the benefits are not subject to reduction for other compensation earned by the terminated named executive officer after termination.

As stated above, upon termination of employment for any reason regarding Mr. Gerlach, he would be entitled to his earned unpaid salary as well as his accrued unpaid vacation benefits.

Tabular Disclosure.  The tables below reflect the estimated amounts of payments or compensation our named executive officers may receive under particular termination scenarios. The amounts shown in the tables below assume that the named executive officer is terminated as of June 30, 2009, and that the price per share of our common shares equals $44.07, which was the closing price of our common shares on June 30, 2009, as reported on the Nasdaq Global Select Market. Actual amounts that we may pay to any named executive officer upon termination of employment, however, can only be determined at the time of such named executive officer’s actual termination.

John B. Gerlach, Jr. The following table shows the potential payments upon termination under various circumstances for John B. Gerlach, Jr., our Chairman of the Board, Chief Executive Officer and President.

		Termination
		Without	Termination	Termination
		Cause or for	for Cause or	Subsequent to
		Good	Without	a Change in	Termination	Termination
	Retirement	Reason on	Good Reason	Control on	by Death on	by Disability
Benefits and Payments Upon Termination	on 06/30/09	06/30/09	on 06/30/09	06/30/09	06/30/09	on 06/30/09

Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum	$0	$0	$0	$0	$0	$0
Stock options	$0	$0	$0	$0	$0	$0
Employee Stock Ownership Plan	$539,499	$539,499	$539,499	$539,499	$539,499	$539,499
Deferred Compensation Plan	$375,246	$375,246	$375,246	$375,246	$375,246	$375,246
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$0	$150,000	$150,000	(3)
Total	$914,745	$914,745	$914,745	$914,745	$1,064,745	$1,064,745

John L. Boylan. The following table shows the potential payments upon termination under various circumstances for John L. Boylan, our Treasurer, Vice President, Assistant Secretary and Chief Financial Officer.

		Termination
		Without	Termination	Termination
		Cause or for	for Cause or	Subsequent to
		Good	Without	a Change in	Termination	Termination
	Retirement	Reason on	Good Reason	Control on	by Death on	by Disability
Benefits and Payments Upon Termination	on 06/30/09	06/30/09	on 06/30/09	06/30/09	06/30/09	on 06/30/09

Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum(2)	$0	$0	$0	$755,000	$0	$0
Restricted stock	$0	$0	$0	$26,442	$26,442	$26,442
Stock options	$0	$0	$0	$119,606	$119,606	$119,606
Employee Stock Ownership Plan	$271,014	$271,014	$271,014	$271,014	$271,014	$271,014
Deferred Compensation Plan	$134,343	$134,343	$134,343	$134,343	$134,343	$134,343
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$26,915	$150,000	$150,000	(3)
Total	$405,357	$405,357	$405,357	$1,333,320	$701,405	$701,405

Bruce L. Rosa. The following table shows the potential payments upon termination under various circumstances for Bruce L. Rosa, President of our T. Marzetti Company and Vice President — Development.

		Termination
		Without	Termination	Termination
		Cause or for	for Cause or	Subsequent to
		Good	Without	a Change in	Termination	Termination
	Retirement	Reason on	Good Reason	Control on	by Death on	by Disability
Benefits and Payments Upon Termination	on 06/30/09	06/30/09	on 06/30/09	06/30/09	06/30/09	on 06/30/09

Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum(2)	$0	$0	$0	$709,595	$0	$0
Restricted stock	$0	$0	$0	$26,442	$26,442	$26,442
Stock options	$0	$0	$0	$119,606	$119,606	$119,606
Employee Stock Ownership Plan	$465,859	$465,859	$465,859	$465,859	$465,859	$465,859
Deferred Compensation Plan	$239,537	$239,537	$239,537	$239,537	$239,537	$239,537
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$20,762	$150,000	$150,000	(3)
Total	$705,396	$705,396	$705,396	$1,581,801	$1,001,444	$1,001,444

(1)	As of June 30, 2009, the amount of base salary payable to the named executive officers for services rendered during fiscal year 2009 has been paid.

(2)	For a termination subsequent to a change in control, these amounts represent a lump sum cash payment in an amount equal to the sum of the executive officer’s highest annual salary within the immediately preceding three full fiscal years ($420,000 for Mr. Boylan and $380,000 for Mr. Rosa) plus the executive officer’s highest total annual cash incentive paid within the immediately preceding three full fiscal years ($335,000 for Mr. Boylan and $329,595 for Mr. Rosa).

(3)	These amounts reflect an assumption that the officer will receive the maximum available disability payment.

COMPENSATION OF DIRECTORS

2009 Director Compensation Table

The following table summarizes compensation earned during the 2009 fiscal year by our nonemployee directors:

	Fees Earned or
	Paid in	Stock	Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(g)	(h)

James B. Bachmann	$75,000	$43,621	$560	$119,181
Neeli Bendapudi	$47,000	$43,621	$560	$91,181
Robert L. Fox	$50,000	$43,621	$560	$94,181
Alan F. Harris	$47,000	$36,222	$0	$83,222
Edward H. Jennings	$57,500	$43,621	$560	$101,681
Henry M. O’Neill, Jr.	$50,000	$43,621	$560	$94,181
Zuheir Sofia	$59,500	$43,621	$560	$103,681

(1)	The amounts shown in column (b) represent compensation amounts discussed in the narrative below.

(2)	The amounts shown in column (c) do not reflect compensation actually received by the directors. These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009 in accordance with ASC 718, excluding the effect of certain forfeiture assumptions, for all outstanding restricted stock awards. For additional information, refer to Notes 1 and 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2009. The nonemployee directors had restricted stock awards outstanding as of June 30, 2009 for the following number of shares: Mr. Bachmann, 2,000; Ms. Bendapudi, 2,000; Mr. Fox, 2,000; Mr. Harris, 2,000; Mr. Jennings, 2,000; Mr. O’Neill, Jr., 2,000; and Mr. Sofia, 2,000. Each nonemployee director received a grant of restricted stock for fiscal 2009 as follows: 2,000 shares on November 17, 2008 under our 2005 Stock Plan. This grant of restricted stock will vest on November 17, 2009. Vesting would accelerate upon a change in control, death or disability. The grant date fair value of the stock awards issued to each nonemployee director in fiscal year 2009 was $58,760.

(3)	The amounts shown in column (g) represent dividends paid on restricted stock awards that vested during fiscal 2009.

Our Compensation Committee reviews the level of compensation of our nonemployee directors on an annual basis. We have historically obtained data from a number of different sources to determine the appropriateness of the current level of compensation for our nonemployee directors, including:

•	Publicly available data describing director compensation at companies in our peer group;

•	Data collected by our corporate administration; and

•	Information obtained directly from other companies.

We compensate our nonemployee directors through a mix of cash and equity-based compensation. Except as noted in the footnotes above, our nonemployee directors received the following compensation for fiscal year 2009:

•	a quarterly retainer paid at an annual rate of $35,000;

•	a $1,500 fee for participation in each official meeting of the Board of Directors or Committee of the Board of Directors;

•	an additional quarterly retainer paid at an annual rate of $10,000 for the Chair of the Audit Committee;

•	an additional quarterly retainer paid at an annual rate of $6,000 for the Chair of the Compensation Committee;

•	an additional quarterly retainer paid at an annual rate of $5,000 for the Chair of the Nominating and Governance Committee; and

•	an additional quarterly retainer paid at an annual rate of $15,000 for the Lead Independent Director.

We also reimburse expenses incurred by our nonemployee directors to attend Board and committee meetings. The compensation amounts took effect at the beginning of fiscal 2009 and represent a slight increase in fees paid during 2008. The adjustment was made based upon on the recommendation of PM&P and review of competitive data made available by PM&P. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.

Additionally, on November 17, 2008, each of our nonemployee directors received a grant of 2,000 shares of restricted stock pursuant to the terms of our 2005 Stock Plan. The restricted stock vests one year from the grant date, or earlier upon a change in control of the company, or the death or disability of the recipient. Dividends on the shares of restricted stock are held in escrow until the shares vest. The increase in the numbers of shares granted was based upon a review of director equity compensation conducted by PM&P. At this time, the Compensation Committee expects to recommend a continuation of an annual grant of restricted stock with a market value of approximately $60,000, which is also based on the information and recommendation provided by PM&P. The Board will not make a final determination on this matter, however, until the Board’s November 2009 meeting to be held on the same day as our next annual meeting of shareholders.

Equity Compensation Plan Information Table

The following table contains information as of June 30, 2009 regarding the Corporation’s 1995 Key Employee Stock Option Plan and the Corporation’s 2005 Stock Plan:

Equity Compensation Plan Information

Number of Securities
Remaining Available for
			Weighted-Average	Future Issuance Under
	Number of Securities to		Exercise Price of	Equity Compensation
	be Issued Upon Exercise		Outstanding	Plans (Excluding
	of Outstanding Options,		Options, Warrants	Securities
	Warrants and Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	122,663	(1)	$39.66	1,923,262	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	122,663		$39.66	1,923,262

(1)	These amounts assume outstanding stock-settled stock appreciation rights conversion at the June 30, 2009 closing price of $44.07 for the determination of the number of shares to be issued upon exercise of the rights.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Fox, Jennings and O’Neill served on the Compensation Committee during fiscal 2009. None of the members of the Compensation Committee during fiscal 2009 had at any time been an officer or employee of the Corporation or of any of its subsidiaries. None of the members of the Compensation Committee during fiscal 2009 had any related person transaction with the Corporation required to be disclosed under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Corporation’s Board or Compensation Committee during fiscal 2009 such that the service would constitute an interlock under Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee:

The Compensation Committee has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s definitive proxy statement on Schedule 14A for the Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted,

Edward H. Jennings, Chairperson
Robert L. Fox
Henry M. O’Neill, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised solely of nonemployee directors, each of whom has been determined by the Board of Directors to be independent under the requirements of The Nasdaq Stock Market LLC and SEC rules. In addition, the Board of Directors has determined that Mr. Bachmann is a “financial expert” as defined by SEC rules. The Audit Committee held five meetings during fiscal 2009. The Audit Committee operates under a written charter, which is available on the corporate governance page of the Corporation’s web site at www.lancastercolony.com. Under the charter, the Audit Committee’s responsibilities include:

•	Appointment and oversight of the independent auditor;

•	Approval of the fees and other compensation to be paid to the Corporation’s independent auditor;

•	Pre-approval of all auditing services and permitted non-audit services by the Corporation’s independent auditor;

•	Review of the Corporation’s annual financial statements to be included in the Corporation’s Annual Report on Form 10-K;

•	Oversight of the review and response to complaints made to the Corporation regarding accounting, internal accounting controls and auditing matters;

•	Oversight of the internal audit function; and

•	Review and approval of related party transactions.

Management is responsible for the Corporation’s internal controls and preparing the Corporation’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, and also auditing the effectiveness of internal control over financial reporting and issuing a report thereon. Their audits are performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Corporation’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.

In conducting its oversight function, the Audit Committee discusses with the Corporation’s internal auditors and the Corporation’s independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Corporation’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Corporation’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.

The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended June 30, 2009. The Audit Committee has also reviewed and discussed management’s assessment of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its reports on the Corporation’s annual financial statements, and that the Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2009.

The Audit Committee reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence from management, and the Audit Committee has received from

Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP, referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended June 30, 2009 in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

James B. Bachmann, Chairperson
Alan F. Harris
Edward H. Jennings
Zuheir Sofia

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Corporation’s independent auditors since 1961 and audited the consolidated financial statements for the year ended June 30, 2009. The Audit Committee is directly responsible for the appointment of the Corporation’s independent registered public accounting firm and has appointed Deloitte & Touche LLP to audit the Corporation’s financial statements for the year ending June 30, 2010. Although it is not required to do so, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to the Corporation’s shareholders for ratification of its action as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by the holders of a majority of the shares cast at the Annual Meeting, the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm to serve as the Corporation’s auditors for the 2011 fiscal year.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2010 by executing and returning the enclosed proxy card.

AUDIT AND RELATED FEES

The following table recaps Deloitte & Touche LLP fees pertaining to the fiscal years ended June 30, 2009 and 2008:

	2009	2008

Audit Fees	$1,261,000	$1,528,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	$25,000
Total Fees	$1,261,000	$1,553,000

The fees included under the caption “All Other Fees” were incurred for financial due diligence services related to a potential acquisition.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding review and pre-approval of all audit and non-audit services expected to be performed by the Corporation’s independent registered public accounting firm. When considering requests for non-audit services, the Audit Committee evaluates whether the proposed engagement risks compromise the accounting firm’s independence by specifically considering the volume of the proposed non-audit services and whether those non-audit services are likely to cause the accounting firm to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. Absent strong countervailing considerations, the Audit Committee will generally not approve non-audit services if the aggregate fees for non-audit services for the year will exceed the aggregate fees for audit services, audit-related services and tax compliance services for the year. The policy also prohibits the Corporation’s accounting firm from providing certain services described in the policy as prohibited services.

Generally, requests for non-audit services are submitted in writing to the Audit Committee by the Corporation’s officer or employee requesting such services, along with specific supporting information described in the policy. Typically, the Audit Committee will approve non-audit services provided by the accounting firm that are closely related to the audit services, audit-related services and tax compliance services already being provided by the accounting firm, including due diligence services, subject to the fee policy described above. Between Audit Committee meetings, any two Audit Committee members may review and approve requests for non-audit services in accordance with the policy that are budgeted for $50,000 or less, provided that the pre-approval is reported not later than the next meeting of the Audit Committee.

The Audit Committee’s pre-approval policies and procedures for non-audit services are described in the “Statement of Policy of the Audit Committee of Lancaster Colony Corporation Pre-Approval of Engagements With the Independent Registered Public Accounting Firm for Non-Audit Services,” which is attached as Appendix A to the Corporation’s Audit Committee charter. For the fiscal year ended June 30, 2009, all of the services described above were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation contracts with John Gerlach & Company LLP, an accounting partnership, to provide certain internal auditing, general accounting and tax services of a type generally available from an independent accounting firm. A brother-in-law of the Corporation’s Chief Executive Officer, Mr. T. J. Conger, is a partner with John Gerlach & Company LLP. The fees paid to John Gerlach & Company LLP for its services are determined based on the hours of work performed and are reviewed by the Audit Committee. The fees incurred for services rendered for the fiscal year ended June 30, 2009 were $316,000.

The Corporation’s Audit Committee reviews and approves or ratifies any transaction between the Corporation and a “related person” (as that term is defined under Item 404 of Regulation S-K) that is required to be disclosed under the SEC’s related person transaction rules. In general, the Audit Committee charter provides that, when reviewing related person transactions, the Audit Committee will consider the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Corporation;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation; and

•	any other matters the Audit Committee deems appropriate.

In the event of any conflict between this related persons transaction policy and any similar policies contained in the Corporation’s Code of Business Ethics, Standards of Conduct or other corporate governance documents, the terms of the related persons transaction policy will control. This related persons transaction policy is contained in the Audit Committee charter, a current copy of which is posted on the corporate governance page of the Corporation’s web site at www.lancastercolony.com.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the Proxy Statement for the 2010 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at its principal executive offices no later than June 18, 2010. In addition, under the advance notice provision of the Corporation’s Amended and Restated Code of Regulations, shareholder proposals will be considered untimely if received by the Secretary of the Corporation less than 60 days or more than 90 days before the 2010 Annual Meeting (or, if less than 75 days notice or prior public disclosure of the date of the 2010 Annual Meeting is given or made, not later than the close of business on the 15th day following the day on which such notice or disclosure of the date of the 2010 Annual Meeting is first given or made). The advance notice provisions of our Regulations does not change the deadline noted above for inclusion of shareholder proposals in the Corporation’s Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the interest of the Corporation. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Corporation’s Secretary at 37 West Broad Street, Columbus, Ohio 43215 or (614) 224-7141.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 16, 2009

This Proxy Statement, the Proxy Card and the Corporation’s 2009 Annual Report to Shareholders, which includes the Corporation’s Annual Report on Form 10-K, are available free of charge at http://www.proxydocs.com/lanc.

By Order of the Board of Directors,

John B. Gerlach, Jr.
Chairman of the Board,
Chief Executive Officer
and President

October 16, 2009

October 16, 2009
Dear Lancaster Colony Corporation Employee Stock Ownership Plan Participant:
Pursuant to Section 5.9 of the Lancaster Colony Corporation Employee Stock Ownership Plan and Trust Agreement (the “Plan”), you are entitled to instruct Huntington Trust Company, N.A., as trustee under the Plan (the “Trustee”), as to the manner in which the Lancaster Colony Corporation shares of stock allocated to your individual account under the Plan are to be voted as well as a pro-rata portion (in the proportion that the number of shares allocated to your account under the Plan bears to the total number of shares in the Plan) of the shares allocated to other participants’ accounts under the Plan who do not provide instructions to the Trustee (“uninstructed shares”). The Annual Meeting of Shareholders of Lancaster Colony Corporation will be held on November 16, 2009 (see enclosed “Notice of Annual Meeting of Shareholders”). The matters which are anticipated to come before the shareholders and require shareholder action are set forth in the enclosed Proxy Statement. The Board of Directors of Lancaster Colony Corporation recommends that you vote in favor of proposals 1, 2 and 3. Consequently, please indicate your confidential voting instructions to the Trustee for the:

1.	Election of Directors

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR all Nominees listed under the section titled “Proposal No. 1 — Nomination and Election of Directors — Nominees for Term to Expire in 2012” of the Proxy Statement, enclosed.

OR:

WITHHOLD VOTE OF ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FROM all Nominees listed under the section titled “Proposal No. 1 — Nomination and Election of Directors — Nominees for Term to Expire in 2012” of the Proxy Statement, enclosed.

OR:

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR all Nominees listed under the section titled “Proposal No. 1 — Nomination and Election of Directors — Nominees for Term to Expire in 2012” of the Proxy Statement, enclosed, EXCEPT WITHHOLD VOTE from the following nominee(s):

2.	Ratification of Selection of Independent Registered Public Accounting Firm

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2010.

OR:

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares AGAINST the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2010.

OR:

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares to ABSTAIN in connection with the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2010.

(See Reverse Side)

3.	To Transact Such Other Business as May Properly Come Before the Annual Meeting or Any Adjournments or Postponements of the Annual Meeting

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

OR:

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares AGAINST the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

OR:

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares to ABSTAIN in connection with the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Please check only one of the above for each matter to be voted upon, and then sign and return this form to the Trustee in the enclosed postage prepaid envelope.
NOTE: If no instructions are received from you by the Trustee by November 11, 2009, all such Lancaster Colony Corporation shares shall be voted by the Trustee as described in the first paragraph of this form.
Very truly yours,
Lancaster Colony Corporation
Employee Stock Ownership Plan Committee

Date	Participant’s Signature

Print Name
Enclosures

ANNUAL MEETING OF SHAREHOLDERS OF
LANCASTER COLONY CORPORATION
November  16, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, Annual
Report and Proxy Card are available at http://www.proxydocs.com/lanc
↓Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.↓

20330000000000000000 9	111609

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. To elect three directors, each for a term that expires in 2012:					2.	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2010; and	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	o o	James B. Bachmann Neeli Bendapudi		3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	John L. Boylan

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED HEREIN AND “FOR” PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TAKE ACTION AND VOTE IN ACCORDANCE WITH THEIR JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					YOUR VOTE IS IMPORTANT. WE WOULD APPRECIATE YOUR PROMPTLY VOTING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▢
LANCASTER COLONY CORPORATION
37 West Broad Street, Columbus, Ohio 43215
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
LANCASTER COLONY CORPORATION
Notice of the 2009 Annual Meeting of Shareholders to be held on November 16, 2009
     The undersigned hereby appoints Matthew R. Shurte, Jr., John B. Gerlach, Jr. and David M. Segal, or any of them separately, as proxies of the undersigned, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Lancaster Colony Corporation held of record by the undersigned at the close of business on September 18, 2009 that the undersigned would be entitled to vote, and to exercise all of the powers that the undersigned would be entitled to exercise as a shareholder, if personally present, at the Annual Meeting of Shareholders to be held in the Lilac Room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219 at 11:00 a.m., Eastern Standard Time, on November 16, 2009, or at any and all adjournments or postponements of the Annual Meeting of Shareholders.
(Continued and to be signed on the reverse side)

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